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                                                                   EXHIBIT 10.16

                              EMPLOYMENT AGREEMENT

            THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of July 20, 2001, by and between Catalina Lighting, Inc., a Florida corporation (the "Company"), and David Sasnett (the "Employee").

            WHEREAS, simultaneously with the execution and delivery of this Agreement, Sun Catalina Holdings, LLC ("Sun Catalina") purchased capital stock and subordinated debt of the Company pursuant to an Amended and Restated Stock Purchase Agreement, dated as of July 20, 2001 and an Amended and Restated Note Purchase Agreement, dated as of July 20, 2001 (together, the "Purchase Agreements"), by and between Sun Catalina and the Company.

            WHEREAS, the Company and the Employee have agreed upon the terms of the Employee's continued employment with the Company.

            NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

            1. Term. This Agreement shall commence on the date of this Agreement and shall continue for a term of one (1) year (the "Term"). The Term shall automatically renew for additional one (1) year periods unless terminated by either party upon giving sixty (60) days written notice prior to the expiration of the Term or any automatic renewal thereof, or unless otherwise terminated earlier in accordance with the terms hereof.

            2. Positions and Duties. During the Term, the Employee will be employed as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company and shall be responsible for all matters and responsibilities incidental to these positions. The Employee shall have the authority, power and responsibility to perform, and shall perform, all duties in connection with these positions consistent with the directives of the Company's Chief Executive Officer and the board of directors of the Company (the "Board"). The Employee shall report to the Chief Executive Officer of the Company. To the extent necessary to meet the Company's business goals, the Company's Chief Executive Officer shall have the discretion to modify the Employee's duties or assign new duties to the Employee or to modify the Employee's reporting relationships; provided, that said modifications are consistent with those duties typically performed by an executive officer of the Company. The Employee further agrees to devote his full business time, attention and efforts to the performance of his duties hereunder.

            3. Salary. The Employee's salary shall be $200,000 per year (the "Base Salary"), payable in accordance with the Company's customary practice.
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            4. Incentive Compensation.

                  (a) Upon the later of (i) the execution of this Agreement or
(ii) the approval by the Company's shareholders of an increase in the number of authorized shares of the Company's common stock, the Company shall grant to the Employee options to purchase 150,000 shares of the Company's common stock at an exercise price of $1.18 per share. The options shall vest over a period of four
(4) years from the date of this Agreement (options for 37,500 shares shall vest upon the day immediately preceding each anniversary of the date this Agreement is executed) and any options that are not otherwise vested upon the Employee's termination of employment for any reason shall expire. The options granted hereunder shall otherwise be subject to the terms of the Company's stock option plan and the instrument providing for the grant of such options to the Employee.

                  (b) In addition to the Employee's Base Salary, the Employee shall be eligible to earn a discretionary bonus, of up to fifty percent (50%) of the Employee's Base Salary, based upon sales and profit targets determined in advance of the fiscal year to which the bonus relates. In its sole discretion, the Board shall determine the percentage of the bonus for a particular year and the sales and profit targets necessary to achieve the bonus for such year. No bonus shall be paid for the fiscal year ending September 30, 2001.

            5. Benefits and Expenses.

                  (a) During the Term, the Company will provide benefits to the Employee no less favorable than those benefits made available to similarly situated employees of the Company. In no event shall the Company reduce the Employee's benefits to a level below those listed on Schedule 1 attached hereto.

                  (b) During the Term, the Employee shall be reimbursed for all reasonable and necessary expenses incurred in connection with the business of the Company, upon the submission of appropriate documentation therefor. Such reimbursement shall be payable in accordance with the Company's policies and procedures.

            6. Confidentiality; Nonsolicitation; Noncompetition.

                  (a) The Employee covenants and agrees that he will not, at any time, disclose, directly or indirectly, or make available to any person, corporation, firm, or other entity, or in any manner use for his own benefit, any confidential information or trade secrets relating to the business and operations of the Company, any of its subsidiaries or any of their respective affiliates, including Sun Catalina and any entities that are acquired or formed by the Company, Sun Catalina or any of their respective subsidiaries or affiliates (collectively, the "Group"), including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and
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any other information concerning) possible acquisition candidates), pro forma financial information, market analysis, acquisition terms and conditions, personnel information, product information, sources of leads and methods of obtaining new business, know-how, customer lists and relationships, supplier lists and relationships, distribution methods or any other methods of doing and operating the business of the Group, or other proprietary, trade secret and confidential information relating to the Group, except to the extent that such disclosure (i) is made with the Board's written consent, (ii) relates to information that is or becomes generally known by the public other than as a result of a breach hereof, or (iii) is required to be disclosed by law or judicial or administrative process; provided that, in the case of clause (iii), the Employee provides the Company with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that the Company may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Agreement, and the Employee shall provide such cooperation with respect to obtaining a protective order or other remedy as the Company shall reasonably request. If a protective order or other remedy is not obtained, or if the Company is required to waive compliance with the provisions hereof, the Employee will furnish only that portion of such confidential information or trade secrets which, as he is advised in a written opinion by his counsel, he is legally required to furnish.

                  (b) The Employee covenants and agrees that, during the Term and for a period of two (2) years thereafter, the Employee shall not, either directly or indirectly, for himself or on behalf of any other person, firm or entity, employ, engage, retain or enter into a business affiliation with any person who at any time during the twelve-month period preceding the Employee's termination of employment was an employee of, or consultant to, the Group for the purpose of soliciting or diverting any such employee or consultant from the Group or otherwise interfering with the business relationship of the Group with any of the foregoing.

                  (c) The Employee covenants and agrees that, during the Term and for a period of two (2) years thereafter, the Employee shall not, either directly or indirectly, for himself or on behalf of any other person, firm or entity, employ, engage, retain or enter into a business affiliation with any person who at any time during the twelve-month period preceding the Employee's termination of employment was a supplier or customer of the Group for the purpose of diverting any such supplier or customer from the Group or otherwise interfering with the business relationship of the Group with any of the foregoing.

                  (d) The Employee covenants and agrees that, during the Term and for a period of two (2) years thereafter, the Employee shall not, either directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, lender, consultant, agent, independent contractor, stockholder or otherwise, or permit any company or business organization directly or indirectly controlled by him or any of his affiliates to, engage in any of the businesses actually conducted by the Company or any of its subsidiaries (or any businesses actively explored by the Company or any of its subsidiaries for the purpose of conducting) in any place where the Company or any of its subsidiaries presently conducts business or has conducted business (or has at any time actively
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explored conducting businesses) during the two years preceding the Employee's termination of employment. The passive ownership by the Employee or his affiliates, of not more than three percent (3%) of the shares of capital stock of any corporation having a class of equity securities actively traded on a national securities exchange or in the over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this paragraph.

                  (e) The Employee acknowledges that the agreements of this
Section 6 are reasonable and necessary for the protection of the Company and the Group and are an essential inducement to the Company's entering into this Agreement. Accordingly, the Employee shall be bound by the provisions of this Agreement (including the provisions of this Section 6) to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall herein pertain.

                  (f) Immediately upon termination of the Employee's employment with the Company, the Employee shall deliver to the Company all copies of data and information of the Group including, without limitation, all confidential information, trade secrets, documents, correspondence, notebooks, reports, computer programs, names of all employees and consultants that are known to the Employee, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Group in any way obtained by the Employee during the period of his employment with the Company. Immediately upon termination of the Employee's employment with the Company, the Employee shall deliver to the Company all tangible property belonging, leased or licensed to the Group in the possession of the Employee, including, without limitation, telephones, facsimile machines, computers, automobiles and credit cards.

                  (g) The Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Employee agrees and consents that if he violates the provisions of this
Section 6, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific performance to be required restricting the Employee from committing or continuing any such violation.

            7. Continuation, Death, Disability and Termination.

                  (a) In the event of the death of the Employee during the Term, the Employee's employment shall terminate as of the date of death and the Employee's estate shall be entitled to receive all Base Salary accrued, but unpaid, through the date of death.
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                  (b) In the event of a Disability (as hereinafter defined) of the Employee during the Term, the Employee's employment shall terminate as of the date of notice from the Company to the Employee terminating his employment due to the Disability. In addition to any benefits to which the Employee shall become entitled under the Company's benefit plans, the Employee shall be entitled to receive his Base Salary accrued, but unpaid, through the date of termination. For purposes of this Agreement, "Disability" shall mean the Employee's inability, because of physical or mental illness or incapacity or otherwise, to perform his duties under this Agreement (i) for a period of 90 days or more in any period of 360 days or (ii) for any period of sixty (60) consecutive days, in each case as reasonably determined by the Board.

                  (c) The Company may terminate this Agreement and the Employee's employment hereunder at any time for "Cause", which shall mean any action by the Employee or any inaction by the Employee that is reasonably believed by the Company to constitute: (i) fraud, embezzlement, misappropriation, dishonesty or breach of trust; (ii) a felony or crime of moral turpitude; (iii) a breach or violation of any or all of the covenants, agreements and obligations of the Employee set forth in this Agreement other than as a result of the Employee's death or Disability; or (iv) a failure by the Employee to perform any or all of his material duties and responsibilities as an officer and employee of the Company, other than as a result of the Employee's death or Disability, provided that Employee has been notified of such failure and has been given ten days from the receipt of such notice to cure such failure to the reasonable satisfaction of the Board.

                  (d) The Company shall have the right to terminate this Agreement, without "Cause", at any time upon thirty (30) days prior written notice to the Employee, and the Employee shall be entitled to receive all Base Salary accrued, but unpaid, through the date of termination. In addition, upon the Employee's execution of a general release of claims in favor of the Company, the Employee shall be entitled to continue to receive Employee's Base Salary until the date that the Agreement would have otherwise terminated had the Company not terminated the Employee without cause; provided, that under no circumstances shall such Base Salary continue to be paid for a period that is longer than one year. The general release referred to in the preceding sentence shall not extend to any claims that the Employee may have under the indemnification provisions of this Agreement or claims for the enforcement of the Termination Agreement and Release between the Company and the Employee.

                  (e) Notwithstanding any other provision of this Agreement to the contrary, the Employee acknowledges and agrees that in the event that the Company, as a result of the occurrence of the conditions set forth in 2(c) of the Termination Agreement and Release, fails to make any of the payments described in Section 2(a) of the Termination Agreement and Release between the Company and the Employee, the Employee has the option to elect to waive the right to receive any and all unpaid (or accrued and unpaid) payments from the Company under this Agreement and the Termination Agreement and Release in return for being released from the covenants described in Sections 6(c) and 6(d). The Employee acknowledges and agrees that if he exercises this option to waive the right to any and all unpaid (or accrued and unpaid)
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payments, the Employee has no right to bring a claim against the Company, Sun
Catalina or any of their affiliates for payment after exercising this option. The Employee further acknowledges and agrees that the right to be released from the covenants in Section 6(c) and 6(d) as described in the preceding sentence is available to the Employee only if (i) the Employee has terminated employment and
(ii) the failure to make a payment described in Section 2(a) of the Termination Agreement and Release is not corrected by the Company before the Employee has elected to waive the right to receive any and all payments under this Agreement and the Termination Agreement and Release.

                  (f) In the event the Employee's employment is terminated by the Employee for any reason, the Employee's employment shall terminate as of the date of notice from the Employee to the Company terminating his employment and the Employee shall be entitled to receive all Base Salary accrued, but unpaid, through the date of termination.

            8. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

            9. Certain Representations and Warranties of the Employee. The Employee represents and warrants to the Company that the Employee is not under any contractual commitment prohibiting or limiting the Employee's employment by the Company or inconsistent with the Employee's obligations set forth in this Agreement.

            10. Notices. For the purpose of this Agreement, any notice or demand hereunder to or upon any party hereto required or permitted to be given or made shall be deemed to have been duly given or made: if delivered personally, upon receipt; if telecopied, when telecopied with confirmation of receipt, provided that a written copy thereof is sent on the same day by postage paid first-class mail; if sent by overnight delivery service, the next business day following timely deposit with such overnight delivery service; and if sent by certified or registered mail, three business days after timely deposit (postage prepaid) with the U.S. mail service, to such party at the following address:

                  In the case of the Employee, to him at:
                  18191 N.W. 68th Avenue
                  Miami, Florida 33015

                  or to the last known address of the Employee contained in the personnel records of the Company, with a copy to:


                  In the case of the Company, to it at:

                  18191 N.W. 68th Avenue
                  Miami, Florida 33015
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                  with copies to:

                  Sun Catalina Holdings, LLC
                  5200 Town Center Circle, Suite 470
                  Boca Raton, Florida 33486
                  Attn: Mr. Marc J. Leder and Mr. Rodger R. Krouse
                  Fax: (561) 394-0540

                  and

                  Sun Capital Partners, Inc.
                  5200 Town Center Circle, Suite 470
                  Boca Raton, Florida 33486
                  Attn: C. Deryl Couch, Esq.
                  Fax: (561) 394-0540

or such other address as either party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section.

            11. Severability; Assignment.

                  (a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.

                  (b) This Agreement shall not be assignable by the Employee without the consent of the Company except pursuant to the laws of descent and distribution and then only for purposes of enforcing the Employee's rights under
Section 7 and shall be assignable by the Company only with the consent of the Employee; provided, however, that the Company may assign its rights and obligations under this Agreement without consent of the Employee in the event that the Company shall effect a reorganization or consolidate or merge with, sell all or substantially all of its equity or assets to, or enter into any other transaction with, any other entity.

            12. Cooperation With Regard to Litigation; Waiver of Trial By Jury.

                  (a) The Employee agrees to cooperate with the Company during the Term and thereafter by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting
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with its counsel and representatives. The Employee shall be fully reimbursed for any out-of-pocket expenses reasonably incurred by the Employee in the course of such cooperation.

                  (b) Each of the parties to this Agreement irrevocably and unconditionally waives the right to a trial by jury in any action, suit or proceeding.

            13. Indemnification. The Company agrees to indemnify, hold harmless and defend, the Employee, in and for any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses ("Claims") in any way related to the Employee's prior or present employment by the Company or in his capacity as an officer or director of the Company, other than Claims attributable to or resulting from unlawful conduct of the Employee or actions or inactions of the Employee constituting fraud, gross negligence, bad faith, willful misconduct or a violation of the Company's established policies. Within five (5) business days after being served with any action in respect of any claim based upon the Employee's prior or present employment by the Company or in his capacity as an officer or director of the Company, the party who has been served shall give written notice of the action to the other, which notice shall include full copies of all pleadings. The Employee shall be entitled to participate in the defense of any such action, and shall be copied and kept reasonably informed of the progress by the Company. No settlement, compromise or other disposition of the action shall be made on the Employee's behalf without the prior written consent of the Employee, which consent shall not be unreasonably withheld. Upon written demand the Company shall advance to or on behalf of the Employee all payments and such other sums as may be required to satisfy the Company's obligations of indemnification, including payment of costs and expenses currently as they are incurred by the Employee; provided that the Company shall be entitled to prompt reimbursement of such payments, costs and expenses in the event that it is later determined that such Claims are not eligible for indemnification as described in the first sentence of this paragraph. This Section is not intended to and shall not create rights in favor of any insurance carrier. The terms of this indemnification provision shall survive the termination of this Agreement to the extent that it relates to Claims arising during the Employee's period of employment with the Company.

            14. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

            15. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon the Employee, his executors, administrators and heirs.
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            16. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Florida without regard to conflict or choice of law provisions that would defer to the substantive laws of another jurisdiction.

            17. Attorneys' Fees. In the event of litigation to enforce or interpret this Agreement, all litigation expenses, including by way of illustration, but not limitation, all reasonable attorneys' fees and paralegal fees, costs and expenses through all trials, appeals and proceeding, mediation, arbitration, any proceedings pursuant to the bankruptcy laws of the United States, shall be paid to the prevailing party by the non-prevailing party.

            18. No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any person other than as otherwise provided in this Agreement.

            19. Entire Agreement. This Agreement and the Termination Agreement and Release between the Company and the Employee supersede all prior employment or other agreements, negotiations and understandings of any kind with respect to the subject matter hereof and contain all of the terms and provisions of this Agreement between the parties hereto with respect to the subject matter hereof. Any representation, premise or condition, whether written or oral, not specifically incorporated herein, shall have no binding effect upon the parties.

            20. Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

            21. Amendments. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

            22. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    EMPLOYEE

                                    /s/ David Sasnett
                                    --------------------------------------------
                                    David Sasnett


                                    CATALINA LIGHTING, INC.

                                    By: /s/ Robert Hersh
                                    --------------------------------------------
                                    Name: Robert Hersh

                                    Title: President and Chief Executive Officer
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                                   SCHEDULE I

                    (Schedule of Benefits for David Sasnett)

               Car Allowance                    $ 10,000 / year

               Gas Allowance                    $  1,000 / year

               Education Allowance              $  4,000 / year

               401K Plan Contribution           $  3,200 / year

               Family Medical and Dental
                  Coverage Premium Payments     $  4,900 / year

               Long Term Disability Insurance   $  7,500 / month

               4 Weeks Vacation